Exhibit 99.1

            Qualstar Comments on Preliminary Second Quarter Revenues

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Jan. 5, 2004--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today announced that preliminary revenues for the second quarter of fiscal 2004 ended December 31, 2003 will be above management's original guidance. Second quarter revenues are expected in the range of $9.1 to $9.4 million, higher than the initial estimate of $6.8 to $7.5 million.
    Commenting on preliminary second quarter revenues, Bill Gervais, president and chief executive officer of Qualstar Corporation, said, "Revenues for the second quarter exceeded our expectations due primarily to higher sales of libraries incorporating 1/2 inch tape drives and improved sales of libraries incorporating AIT tape technology. In particular, we shipped a large order of our RLS rack mountable libraries and related media utilizing the 1/2 inch LTO tape format totaling approximately $1.4 million to a video surveillance OEM. Second quarter sales were also bolstered by one final shipment of 9-track tape drives totaling approximately $322,000."
    Qualstar will report its second quarter financial results after the market closes on February 5, 2004. A conference call to discuss these results will be held the same day at 2:00 p.m. PT/ 5:00 p.m. ET.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed, and supported worldwide by selected Value Added Resellers, Systems Integrators and Original Equipment Manufacturers. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate 1/2-inch tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Rose Tucker, 310-407-6522 (Investor/Analyst Information) rtucker@financialrelationsboard.com or
             Linda Chien, 310-407-6547 (General Information) lchien@financialrelationsboard.com